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EXHIBIT 11.2 STATEMENT OF PRO FORMA PER SHARE EARNINGS

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
                                       Pro Forma Three Months Ended        Pro Forma Year Ended
                                       March 31, 1998                      December 31, 1997
NET INCOME (LOSS)                      $ (2,030,703)                           $ (4,929,070)

PRIMARY SHARES
weighted average common shares
outstanding                              18,337,347                              18,494,664

Stock options and warrants                     --                                      --

weighted average common and common
equivalents shares outstanding           18,337,347                              18,494,664

PRIMARY EARNINGS (LOSS) PER SHARE      $      (0.11)                           $      (0.27)

FULLY DILUTED SHARES
weighted average common shares
outstanding                              18,337,347                              18,494,664

Stock options and warrants                1,012,300                               1,012,300

Contingent stock issue rights             1,667,001                               1,667,001

weighted averaged common shares
outstanding                              21,016,648                              21,179,365


FULLY DILUTED EARNINGS (LOSS)
PER SHARE                              $      (0.11)                           $      (0.27)



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